EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

DIGITAL IMPACT, INC.

AT

$2.00 NET PER SHARE

BY

DII ACQUISITION CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

infoUSA INC.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

February 24, 2005

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

      We have been engaged by DII Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), and infoUSA to act as Information Agent in connection with Purchaser’s offer to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Digital Impact, Inc., a Delaware corporation (“Digital Impact”), at a price of $2.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated February 24, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in “The Offer — Section 1” of the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in “The Offer — Section 3” of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in “The Offer — Section 2” of the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by infoUSA and its subsidiaries (including, without limitation, Purchaser), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) Purchaser being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law will be inapplicable to the proposed second-step merger or any other business combination involving infoUSA or any of its subsidiaries (including, without limitation, Purchaser) and Digital Impact and (iii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

      Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

      Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated February 24, 2005;

2. Letter of Transmittal to be used by stockholders of Digital Impact in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach the Depositary by the Expiration Date.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the Letter of Transmittal; and

6. Return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates representing tendered Shares (or a Book-Entry Confirmation, if available), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 2” of the Offer to Purchase) in connection with a book-entry transfer of Shares and (3) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received into the Depositary’s account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

      Neither infoUSA nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information Agent and, in the even that the laws of one or more jurisdiction require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

      Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under “The Offer — Section 3” of the Offer to Purchase.

      Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

D. F. King & Co., Inc.
as Information Agent

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, infoUSA, DIGITAL IMPACT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.